Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 16, 2013 (except for Note 13, as to which the date is November   , 2013), in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-191811) and related Prospectus of TetraLogic Pharmaceuticals Corporation for the registration of its common stock.

Philadelphia, Pennsylvania

November    , 2013

The foregoing consent is in the form that will be signed upon completion of the 1 for 17 reverse stock split of the common stock of the Company described in Note 13 to the financial statements.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 6, 2013